Freddie Hyatt Bio

Charles Frederick Hyatt, age 51, is a professional entrepreneur from the automotive industry and present owner of several franchise car dealerships in Myrtle Beach, South Carolina, including Myrtle Beach Hyundai (1999 – current) and Hyatt Buick & GMC (2001 – current).

In the past his ownerships also included Myrtle Beach Suzuki (2004 – 2012), Sun Coast Mazda and Mitsubishi (2001 – 2009), Stone Mountain Chevrolet.

From 1994 to 1997, Mr. Hyatt has served as Wholesale Purchase Director with Lamar Ferrel Chevrolet, and from 1991 to 1994 as General Manager of Bob Harris Ford. From 1988 – 1990 Mr. Hyatt was the Demonstration Director of Auto Dialysis, and from 1986 to 1998 the General Manager/Operational Partner of Ken Hyatt Dodge, Chrysler and Plymouth.

Since 2013, Mr. Hyatt has owned and operates the Gilligan Island Funland Golf amusement park.

Mr. Hyatt is also a keen Commercial and Residential Real Estate investor, a keen boater, golfer and offshore fisherman.

Mr. Hyatt sits on the American Cross Heros committee and is the winner of the Jefferson Award (2017) for his community involvement, the American Red Cross Humanitarian Leadership Award (2017) and recognized as a Patriotic Employer (2019).